Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Sale-Leaseback Transaction With Sherwin-Williams

Bloomfield Hills, MI, December 11, 2018 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that through its subsidiary, Agree Development, LLC, a Delaware limited liability company, it entered into a purchase agreement for the acquisition of a portfolio of more than 100 retail properties in connection with a sale-leaseback transaction with The Sherwin-Williams Company (NYSE: SHW) (“Sherwin-Williams”). The transaction is anticipated to close on or before December 31, 2018 for a purchase price of over $150 million.

“We are very pleased to have entered into this agreement with Sherwin-Williams,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “This unique transaction is incremental to our operating strategy, demonstrates additional differentiated capabilities and further solidifies the strength of our first-class real estate portfolio.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 537 properties, located in 45 states and containing approximately 10.6 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 110 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190